Exhibit 11

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                  Six Months Ended                              Three Months Ended
                                                     March 31,                                       March 31,
                                       ---------------------------------------         --------------------------------------
Net income per share was computed as follows:   1998                    1997      (A)           1998                   1997(A)
                                       ----------------        ---------------         ---------------        ---------------
Basic:
  Net income                         $       6,904,539       $      5,016,730        $      3,957,047       $      2,509,674
                                       ================        ===============         ===============        ===============

  Weighted average shares outstanding        5,957,590              5,723,598               5,977,098              5,715,938
                                       ================        ===============         ===============        ===============

  Net income per share               $               1.16    $              0.88     $              0.66    $              0.44
                                       ================        ===============         ===============        ===============

Diluted:
  Unadjusted income                  $       6,904,539       $      5,016,730        $      3,957,047       $      2,509,674

  Interest on convertible subordinated debentures    -                481,828                       -                233,645
                                       ----------------        ---------------         ---------------        ---------------

  Adjusted net income                $       6,904,539       $      5,498,558        $      3,957,047       $      2,743,319
                                       ================        ===============         ===============        ===============

  Weighted average shares outstanding        5,957,590              5,723,598               5,977,098              5,715,938

  Incremental shares under stock options computed under the treasury stock method using the average market price of
      issuer's stock during the period         288,323                118,984                 287,039                162,656
  Incremental shares relating to
      convertible subordinated debentures            -              1,180,457                       -              1,177,871
  Incremental shares related to long-term
      incentive compensation plan              200,000                      -                 250,000                      -
  Incremental shares related to issuance
      of restricted stock                      174,054                238,799                 175,692                238,836
                                       ----------------        ---------------         ---------------        ---------------
  Weighted average shares and common
      equivalent shares outstanding          6,619,967              7,261,838               6,689,829              7,295,301
                                       ================        ===============         ===============        ===============

    Net income per share             $            1.04    $              0.76     $              0.59    $              0.38
                                       ================        ===============         ===============        ===============


(A) Restated in accordance with FASB Statement No. 128, "Earnings Per Share", implemented October 1, 1997.


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